Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Fluent, Inc. (the “Company”) and Ryan Perfit (the “Employee”) effective as of the Effective Date.

RECITALS

WHEREAS the Company’s wholly owned subsidiary, Fluent, LLC, and its subsidiaries engage in the business of performance-based digital advertising and marketing services and solutions to advertisers, publishers, and advertising agencies using proprietary and third-party platforms; and

WHEREAS, Employee has served as the Company’s Interim CFO since February 1, 2023 pursuant to a Consulting Agreement, as amended, dated January 20, 2023 (the “Consulting Agreement”);

WHEREAS, from and after the date hereof, the Company and Employee wish to terminate the Consulting Agreement and the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1.    Term of Agreement. This Agreement shall be effective on the Effective Date. The initial term of the Executive’s employment shall be for the period set forth on Exhibit A attached hereto (the “Initial Term”); provided that, at the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either party provides written notice to the other no less than sixty (60) days prior to the commencement of such Renewal Term, setting forth a desire to terminate this Agreement. The Employee’s employment shall terminate upon a non-renewal of the Term.

2.    Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto.

3.    Full Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall: (a) devote Employee’s full business time, attention, skill and energy exclusively to the duties and responsibilities of Employee’s position; (b) service the Company faithfully, diligently and to the best of Employee’s ability; (c) use Employee’s best efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Board of Directors (the “Board”) in the advancement of the Company’s best interests to assure full and efficient performance of Employee’s duties hereunder.

4.    Compensation and Benefits. During the Term:

a.    Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b.    Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other employee benefit plans that the Company generally maintains for its full-time employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any employee benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Employee for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Employee any rights or benefits extended to other employees in the event of termination of such plans or benefits, including, but not limited to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

c.    Bonus. During the Term, the Employee shall have an annual target cash bonus opportunity of no less than one hundred percent (100%) of one (1) year’s Base Salary (the “Bonus”), based on the achievement of Company to be determined in good faith by the Compensation Committee of the Board of Directors (“Comp Committee”) in advance and in consultation with the Employee. The 2024 Bonus is set forth on Exhibit A; future Bonus plans will be determined by the Comp Committee in consultation with the CEO, Chief Strategy Officer and Chief Customer Officer (collectively, “Senior Management”) and Employee.

d.    Equity Incentive Compensation. The Employee shall be entitled to participate, commensurate with the Employee’s position, in the Fluent, Inc. 2022 Omnibus Equity Incentive Plan (together with any successor plan, the “Incentive Plan”), as further described on Exhibit A attached hereto.

e.    Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4(g) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, the Company shall reimburse Employee for his travel expenses to find a suitable residence and moving expenses associated with his relocation to the New York City Metropolitan area.

5.    Termination of Employment.

a.    By the Company. The Company may terminate this Agreement and Employee’s employment, for the following reasons:

i.	Death. This Agreement shall terminate immediately upon the death of the Employee.

ii.

Disability. The Company may terminate this Agreement and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is unable to perform the essential duties required of the Employee under this Agreement, even with a reasonable accommodation, for a period of six (6) consecutive months or a period of one-hundred eighty (180) days during any twelve (12) month period, as determined by an independent medical professional mutually acceptable to the parties, acceptance not to be unreasonably withheld or delayed. The Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

iii.

For Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony involving moral turpitude or which results in material harm to the Company or , (2) Employee’s fraud against the Company or any breach of fiduciary duty owed to the Company, (3) Employee’s conviction of or the production by the Company of credible evidence of theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company, (4) Employee’s gross negligence of Employee’s duties or willful misconduct in the performance of Employee’s duties under this Agreement, and (5) Employee’s material breach of this Agreement, including any violation of any of the restrictions set forth in Section 7, or any written Company policies, including the Company’s Code of Ethics and Sexual Harassment Policy, which breach or violation, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee.

iv.

Without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement and the Employee’s employment at any time during the Term without Cause for any reason or no reason at all by providing the Employee with thirty (30) days’ prior written notice; provided, that during such thirty (30) day notice period, the Company may, in its discretion, place restrictions upon the Employee’s contact with the workplace, customers and other-business related parties. If, at the end of the Term, the Term is not renewed, such non-renewal shall constitute a termination without Cause.

b.    By Employee. The Employee may terminate this Agreement and his employment with the Company for any of the following reasons:

i.	For Any Reason. Upon 60 days’ prior written notice, the Employee may terminate this Agreement and his employment hereunder for any reason or no reason at all.

ii.

For Good Reason. The Employee may terminate this Agreement and Employee’s employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any one of the conditions set forth below, so long as (1) Employee has provided written notice to the Company of the existence of such condition within sixty (60) days of its initial existence, (2) the Company has not remedied the condition caused by the occurrence within thirty (30) days of such notice, to the extent such condition is capable of being cured, and (3) the Employee terminates his employment within thirty (30) days after the end of such thirty (30) day period to remedy such condition. The following conditions will constitute “Good Reason”: (A) a material diminution in the Employee’s duties, responsibilities or authority provided if the Company is merged with or acquired by another company, Employee’s duties, responsibilities and/or authority shall be evaluated with respect to other Senior Management members after the transaction; (B) a breach of a material term of this Agreement by the Company; (C) the Company materially reduces the Employee’s Base Salary as in effect from time to time or disproportionately reduces Employee’s Cash Performance Compensation as compared to other Senior Management members without the Employee’s prior written consent; (D) the Company requests that the Employee participate in an unlawful act; and (E) a material change in the geographic location in which the Employee must provide services of more than 25 miles from Manhattan.

c.    Compensation Upon Termination. Upon payment to the Employee of the compensation upon termination set forth in this Section 5(c), the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

i.

Death or Disability. Within thirty (30) days following the termination of this Agreement due to the Employee’s death or Disability, the Company shall pay to the Employee’s estate, or the Employee, as applicable, the Employee’s Base Salary, any Cash Performance Compensation for the year prior to the year in which the Employee’s death, or Employee’s termination due to Disability, as applicable, occurs (to the extent unpaid), a pro-rata Cash Performance Compensation for the year in which the termination occurs if the termination occurs after June 30th in a fiscal year with the portion of the Cash Performance Compensation based on percentage pacing to goal measured through the date of termination, payable in a lump sum when the Cash Performance Compensation for the applicable year is paid to other employees receiving Cash Performance Compensation for such year,] and Benefits accrued through the date of the Employee’s death, or the date of the determination of the Employee’s Disability, as applicable.

ii.	For Cause. Upon termination of this Agreement for Cause, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination.

iii.

Without Cause or For Good Reason. In the event the Company terminates this Agreement without Cause or in the event that the Employee terminates this Agreement and the Employee’s employment for Good Reason, the Company shall pay to the Employee the sum of: (1) the greater of (A) the Employee’s Base Salary for the remainder of the Term or (B) twelve (12) months’ Base Salary; (2) Cash Performance Compensation for the year prior to the year in which the termination occurs, to the extent unpaid; (3) a pro-rata Cash Performance Compensation for the year in which the termination occurs if the termination occurs after June 30th in a fiscal year with the portion of the Cash Performance Compensation based on percentage pacing to goal measured through the date of termination, and (4) and Benefits accrued through the date of the Employee’s termination. Item (1) above, shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly, provided that if the Release Period spans two calendar years, the first payment of such compensation shall not be paid prior to the first Company regular payroll date of the second calendar year (and shall contain all amounts which should have been paid prior to such date, but were not paid), and Items (2) and (3) will be paid in a lump sum when the Cash Performance Compensation for the applicable year is paid to other employees receiving Cash Performance Compensation for such year.

iv.

For Any Reason. In the event the Employee terminates this Agreement with the Company for any reason other than Good Reason during the Term, the Company shall pay to the Employee the Employee’s Base Salary, any Cash Performance Compensation for the year prior to the year in which the Employee’s termination occurs (to the extent unpaid) (which shall be paid in a lump sum when the Cash Performance Compensation for such year is paid to other employees receiving Cash Performance Compensation for such year) and Benefits accrued through the date of the Employee’s termination.

v.

Release. As an additional prerequisite for receipt of the severance benefits described in Sections 5(c)(i) and (iii) above, the Employee must execute, deliver to the Company a Release and such Release must become irrevocable (to the extent the Employee is allowed to do so) within fifty-three (53) days of the date of the Employee’s termination of employment (the “Release Period”). “Release” shall mean a release of all claims that the Employee has or may have against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Employee’s employment with, and termination of employment from, the Company. The Release shall be in a form that is reasonably acceptable to the Company or the Board (which shall not contain any restrictive covenants different than those already agreed to by Employee) and shall be delivered to the Employee within three (3) business days of the date of Employee’s termination.

6.    Indemnification and Claw Back Policy. While employed by the Company, (i) the Company will indemnify the Employee pursuant to the terms of the Indemnification Agreement between the Company and Employee dated March 1, 2024 and (ii) the Employee shall be subject to the Fluent, Inc. Clawback Policy.

7.    Restrictive Covenants.

a.    Confidentiality. The Employee acknowledges that the Confidential Information (as defined below) is a valuable, special, sensitive and unique asset of the business of the Company, the continued confidentiality of which is essential to the continuation of its business, and the improper disclosure or use of which could severely and irreparably damage the Company. The Employee agrees, for and on behalf of himself, the Employee’s legal representatives, and the Employee’s successors and assigns that all Confidential Information is the property of the Company (and not of the Employee). The Employee further agrees that during the Term and at all times thereafter, the Employee (i) will continue to keep all Confidential Information strictly confidential and not disclose the Confidential Information to any other person or entity and (ii) shall not, directly or indirectly, disclose, communicate or divulge to any person, or use or cause or authorize any person to use any Confidential Information, except as may be used in the performance of the Employee’s duties hereunder in compliance with this Agreement and in the best interests of the Company. “Confidential Information” means all information, data and items relating to the Company (or any of its customers) which is valuable, confidential or proprietary, including, without limitation, information relating to the Company’s software, software code, accounts, receivables, customers and customer lists and data, prospective customers and prospective customer lists and data, Work Product, vendors and vendor lists and data, business methods and procedures, pricing techniques, business leads, budgets, memoranda, correspondence, designs, plans, schematics, patents, copyrights, equipment, tools, works of authorship, reports, records, processes, pricing, costs, products, services, margins, systems, software, service data, inventions, analyses, plans, intellectual property, trade secrets, manuals, training materials and methods, sales and marketing materials and compilations of and other items derived (in whole or in part) from the foregoing. Confidential Information may be in either paper, electronic or computer readable form. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (i) becomes publicly known without breach of the Employee’s obligations under this Section 7(a), or (ii) is required to be disclosed by law or by court order or government order; provided, however, that if the Employee is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Employee shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Employee shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 7(a), the Employee shall disclose only that portion of the Confidential Information which the Employee is advised by counsel that the Employee is legally required to so disclose. The Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

b.    Immunity Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

c.    Return of Company Property. The Employee will deliver to the Company at the termination of the Employee’s employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to the Company, which the Employee may then possess or have under the Employee’s control.

d.    Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company of its actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by the Employee while employed by the Company (whether or not on the premises) will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product, including but not limited to all of the Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company. The Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

e.    Non-Competition. While employed by the Company and for a period of one (1) years thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, or otherwise offer other assistance to or participate in, as an officer, director, employee, principal, agent, proprietor, representative, stockholder, partner, associate, consultant, sole proprietor or otherwise, any person directly engaged in Competitive Business (as hereinafter defined), anywhere in the Restricted Area (as hereinafter defined). Notwithstanding the foregoing, the Employee may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with any entity that is a Competitive Business so long as the Employee is not an officer, director, employee or consultant or otherwise maintains voting control, whether by contract or otherwise, of such entity. For purposes of this Section 7, “Restricted Area” means any U.S. state or territory in which the Company, Parent or any of their affiliates has conducted business or offers any services, or any other jurisdiction in or to which the Company, Parent or any of their affiliates has conducted or proposes to conduct as manifested by the Company’s devotion of material internal resources and/or engaging third parties such as local counsel any business or offers any services. For purposes of this Section 7, “Competitive Business” means, specifically, a business that creates and deploys promotional registration based websites (i.e., Rewards, Prizes & Sweepstakes, Samples & Savings, Survey Voices and Job Search/Career Search/Job Matching promoted websites) whereby paid media enables customer acquisition for advertisers, and branded content-based websites such as The Smart Wallet whereby organic traffic and paid media enables customer acquisition and retention with monetization through advertorials, sponsored links and other means, the placement of ad modules on e-commerce and other websites and any anticipated business considered by the Board towards which the Company, Parent or any affiliates thereof have taken material steps or incurred material expenditures in furtherance thereof prior to the termination date.

f.    Non-Solicitation. During the Restricted Period, the Employee shall not, directly or indirectly, whether for the Employee’s own account or for the account of any other person, solicit, attempt to solicit, endeavor to entice away from the Company, attempt to hire, hire, , attempt to attract business from, accept business from, or otherwise interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise) any actual or prospective relationship of the Company, Parent or any of their affiliates with any person (i) who is or was within the last two (2) years of termination employed by or otherwise engaged to perform services for the Company, Parent or any of their affiliates including, but not limited to, any independent contractor or representative. or (ii) who is or was within the last two (2) years of termination known to the Employee to be an actual or bona fide prospective licensee, landlord, customer, supplier, or client of the Company, Parent or any of their affiliates (or other person with which the Company, Parent or any of their affiliates had an actual or prospective bona fide business relationship).

g.    Non-Disparagement. The Employee agrees that the Employee will not make or publish any statement or communication which is false, negative, unflattering or disparaging with respect to the Company, Parent or any of their respective affiliates and/or any of their respective direct or indirect shareholders, officers, directors, members, managers, employees or agents. Reciprocally, the Company and Parent agree that they and their respective managers, officers and directors will never make or publish any statement or communication which is false, negative, or disparaging with respect to the Employee. The foregoing shall not be violated by (i) statements as required in response to legal proceedings or governmental investigations (including, without limitation, depositions in connection with such proceedings), and (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between the Employee on the one hand and the Company on the other.

h.    Non-Interference with Employee’s Agency Rights. The Employee understands that the terms of this Agreement, including the provisions regarding confidentiality and non-disparagement, are not intended to interfere with or waive any right (if any such right otherwise existed) to file a charge, cooperate, testify or participate in an investigation with any appropriate federal or state governmental agency, including the ability to communicate with such agency, such as, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory agency or authority, or any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”), whether in connection with reporting a possible securities law violation or otherwise, without notice to Company. This Agreement further does not limit the Employee’s right to receive a bounty or reward for information provided to any such Government Agencies, to the SEC staff, or to any other securities regulatory agency or authority.

i.    Rationale for and Scope of Covenants. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Employee agrees that the Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company. The Employee and the Company agree that, in the course of employment hereunder, the Employee has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Employee agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ the Employee and to enter into this Agreement. For the avoidance of doubt, for purposes of this Section 7, the term “Company” includes Parent and each of its direct and indirect subsidiaries, including the Company.

j.    Remedies.

i.

The Employee consents and agrees that if the Employee violates any covenants contained in this Section 7, the Company could sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to seek an injunction restraining the Employee from committing or continuing any such violation of this Section 7. Nothing in this Agreement shall be construed as prohibiting the Company or the Employee from pursuing any other remedies including, without limitation, recovery of damages. The Employee acknowledges that Parent and each of its direct and indirect subsidiaries is an express third-party beneficiary of this Agreement and that it may enforce these rights as a third-party beneficiary. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection and are enforceable under the Bankruptcy Code. In the event of the breach by the Employee of any of the provisions of this Section 7, the Company shall be entitled, in addition to all other available rights and remedies, to terminate the Employee’s employment status hereunder and the provision of any unaccrued benefits and compensation conditioned upon such status. The Company may assign the restrictive covenants set forth in this Section 7 in connection with the acquisition of all or a part of the assets of the Company or its subsidiaries, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Section 8. The Employee acknowledges and agrees that the Restricted Period shall be tolled on a day for day basis for all periods in which the Employee is found to have violated the terms of this Section 7 so that the Company receives he full benefit of the Restricted Period to which the Employee has agreed.

ii.

In addition, and without limitation to the foregoing, except as required by law, if (A) the Company files a civil action against the Employee based on the Employee’s alleged breach of the Employee’s obligations under Section 7 hereof, and (B) a court of competent jurisdiction issues a judgment that the Employee has breached any of such obligations and has issued injunctive relief, then the Employee shall promptly repay to the Company any such severance payments the Employee previously received pursuant to Section 5(c) in excess of the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination, and the Company will have no obligation to pay any of such excess amounts that remain payable by the Company under Section 5(c).

8.    Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	Fluent, LLC
300 Vesey Street
9th Floor
New York, NY 10282
Attn: Daniel J. Barsky, General Counsel
dbarsky@fluentco.com

If to Employee:	Ryan Perfit
1332 Park Place
Brooklyn, NY 11213
rperfit@fluentco.com

Notice shall be deemed given on the date it is emailed and deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9.    General Provisions.

a.    Amendments. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements regarding such subject matter. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by mutual written consent of the Company and the Employee.

b.    Applicable Law. This Agreement shall be governed in accordance with the laws of the State of New York regardless of the conflict of laws rules or statutes of any jurisdiction.

c.    Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d.    No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

e.    Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g.    Survival. The provisions of Sections 4, 5, 6 and 7 of this Agreement shall survive the termination of this Agreement for any reason.

h.    Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

i.    Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

j.    Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination,” “termination of employment” or “termination of this Agreement” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement or otherwise. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the on the first regular Company payroll date which occurs immediately following the end of such required delay period in order to catch up to the original payment schedule.

k.    Attorney’s Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, each party shall be responsible for its own attorneys’ fees and costs.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Fluent, LLC		Ryan Perfit

By:
Name:	Daniel J Barsky, General Counsel	Date:
Date:

EXHIBIT A

1.	Effective Date: September 1, 2024

2.	Position: Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.

3.

Duties: Lead and oversee the Accounting and Financial functions, in consultation with the Chief Executive Officer, and such other duties and responsibilities that are typically exercised by an individual serving as the chief financial officer at entities of the size and nature of the Company.

4.	Location of Employment: Manhattan, New York.

5.	Initial Term: Commencing on Effective Date and ending on August 31, 2025.

6.	Base Salary: $376,723 per annum

7.

Bonus: Employee will be eligible for a bonus based 50% on achievement of Company AEBITDA goal and 50% based on achievement of Company gross profit goal, payable quarterly within 45 days after the quarter end; at 100% of AEBITDA and Gross Profit goals, bonus is approximately 100% of Base Salary. Employee will also be eligible for AEBITDA Profit Share of 6% for annual AEBITDA in excess of 110% of AEBITDA goal. The Profit Share will be payable 45 days after end of year. The Comp Committee, in consultation with Senior Management, reserves the right make changes to future bonus plans.

8.

Initial Equity Grant:  Employee will be granted 25,000 Restricted Stock Units (“Sign-on RSUs”) issued under the Incentive Plan with vesting in three equal annual installments starting September 1, 2025. Employee will be granted a stock option with respect to 120,000 shares of Company’s common stock (“Option”) issued under the Incentive Plan with a grant date when the Company’s Compensation Committee approves the grant (“Grant Date”) with an exercise price equal to the closing price of the Company’s common stock on the Grant Date (the “Grant Date Exercise Price”). Half of the Option (“3x Portion”) will vest when the average closing Company stock price is three times the Grant Date Exercise Price for a period of 10 consecutive trading days and half (“5x Portion”) will vest when the average closing Company stock price is five times the Grant Date Exercise Price for 10 consecutive trading days (the day an applicable portion of the Option will vest, “Option Vesting Date”). Option shall expire 10 years after Grant Date. Any portion of the Sign-on RSUs and Option which remains unvested as of the date of Employee’s termination of employment shall become forfeited on such date; provided, in the event there is a termination of employment of Employee which is covered by Section 5(c)(iii) of the Agreement, subject to Employee executing a Release and such Releases becoming irrevocable during the Release Period and Employee continuing to comply with all of Employee’s restrictive covenants during the 12 months period following such termination, (1) any unvested Sign-on RSUs that are scheduled to vest within one year after such termination of employment shall continue to vest during such 12 months period (and all remaining Sign-on RSUs shall be forfeited), (2) any unvested Option shall vest on a termination of employment (the portion of the Option which becomes vested by reason of this clause, “Termination Option”), and (3) the vested portion of the Option and the Termination Option will remain exercisable for a 90 day period following such termination of employment, provided that the Option will expire or be canceled, as applicable, to the extent it would otherwise expire or be canceled if such termination of employment did not occur). Any unvested portion of the Sign-on RSUs and the Option will vest upon the occurrence of a Change in Control, as defined in the Incentive Plan. Both the Option and Sign-on RSUs shall otherwise be governed by the terms of the Plan and applicable award agreement thereof (including with respect expiration of Option in case of termination of employment).

9.

Future Equity Grants. During the Term, the Employee may participate in incentive plans of the Company and receive incentive awards thereunder as, and solely to the extent, determined by the Board (in its sole discretion) and under such terms and conditions as determined by the Board (in its sole discretion).

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